Exhibit 99.1

Analyst Contact:	Mark Schlei
Sparton Corporation
Email: mschlei@sparton.com
Office: (847) 762-5812

Media Contact:	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200

FOR IMMEDIATE RELEASE

Sparton Corporation Reports Fiscal 2014 First Quarter Net Income Growth of 57% to $0.23 Per Share on 46% Revenue Growth; Q1’14 Adjusted EBITDA Doubled To $5.5 Million

SCHAUMBURG, IL.—November 5, 2013—Sparton Corporation (NYSE: SPA) today announced results for the first quarter ended September 30, 2013. The Company reported first quarter sales of $74.2 million, or an increase of 46%, from $50.8 million for the first quarter of fiscal 2013. Net income for the first quarter of fiscal 2014 was $2.3 million or $0.23 per share, basic and diluted compared to net income of $1.5 million, or $0.14 per share, basic and diluted in the same quarter a year ago.

Consolidated Results for the Quarters and Years Ended September 30, 2013 and 2012 (000’s except per share amounts):

	For the Three Months Ended September 30,
	2013	2012	% Chg
Net sales	$74,198	$50,801	46%
Gross profit	12,194	8,000	52%
Operating income	3,377	2,131	58%
Adjusted operating income	3,565	2,131	67%
Net income	2,286	1,457	57%
Adjusted net income	2,412	1,457	66%
Income per share—basic and diluted	0.23	0.14	64%
Adjusted income per share—basic and diluted	0.24	0.14	71%
Adjusted EBITDA	5,458	2,720	101%

Cary Wood, President & CEO, commented, “We are extremely pleased with the first quarter results with the success of fiscal 2013 continuing into fiscal 2014. First quarter EBITDA increased 101% to $5.5 million or 7.3% of sales as compared to $2.7 million or 5.4% of sales in the same quarter of the prior year. This improvement is primarily due to the accretive effect of the three acquisitions we completed within the last 12 months. We also continue to see additional margin improvement within our legacy business due to increased new business wins and further deployment of lean practices in all disciplines across the entire company. As compared to the first quarter of 2013, overall revenue increased 46% to $74.2 million due to the completed acquisitions, as well as 15% organic growth. This quarter’s results continue to reflect the successful execution of our strategic growth plan, in particular our new business development process and our approach to complementary and compatible acquisitions.”

First Quarter Financial Highlights

•	Awarded 28 new business programs during the first quarter of fiscal 2014 with potential annualized sales of $8.2 million as well as a foreign sonobuoy sale of $5.0 million

•	Completed the acquisition of certain assets of Aydin Displays, LLC.

•	Quarter end sales backlog of approximately $205.7 million, representing a 32% increase over a year ago and including approximately $39.3 million from the Company’s three businesses acquired during the past year,. Excluding the newly acquired businesses, backlog was approximately $166.4 million representing a 7% increase over the prior quarter.

Acquisition of Aydin Displays

On August 30, 2013, the Company completed the acquisition of certain assets and liabilities of Aydin Displays, Inc. (“Aydin Displays” or “Aydin”). The acquired business, which is reported in the Company’s DSS segment, is expected to add $18 million in annualized revenue through the development of enhanced flat panel display and touch-screen solutions with application-critical performance criteria including ruggedization, high resolution, color accuracy, response/refresh times, sunlight readability and other criteria such as magnetic interference and emanations security for the Military & Aerospace and Civil Marine markets. These products are currently specified in the U.S. Navy P8A Poseidon ASW aircraft behind-the-cockpit control center, the command and control centers of many U.S. Navy ships, Federal Aviation Administration air traffic control systems, and cockpit command centers for various civil marine applications. The acquired business will continue to operate as Aydin Displays.

Mr. Wood commented, “The addition of Aydin Displays meets one aspect of our growth strategy by providing engineered product content to further enhance our capabilities within the electromechanical value stream. Additionally, Aydin’s products are an integral part of the P8A program, as are our sonobuoy products. We believe we will be able to enhance the solutions selling approach of both Aydin Displays and our Defense & Security Systems business segment to the Department of Defense and other prime defense contractors, as well as key customers located across the globe. We are pleased to have Aydin Displays joining the Sparton family and look forward to the added content it provides as well as the potential domestic and foreign cross-selling opportunities with our Defense & Security Systems and other contract services business segments.”

Segment Results

Medical Device (“Medical”)

Included in the results for the Company’s Medical segment for the three months ended September 30, 2013 are net sales of approximately $12.9 million resulting from the acquisition of Onyx. Excluding these incremental sales from the acquisition of Onyx, legacy Medical sales increased approximately $1.0 million in the three months ended September 30, 2013 as compared with the prior year quarter. Reflected within this increase in legacy sales is $4.8 million of increased sales to two customers, including this business unit’s largest customer, reflecting relative demand for these customers’ products. Offsetting these increases were decreased sales to two customers totaling $3.8 million. Decreased sales to one customer reflect relative demand for this customer’s products. Decreased sales to the other customer reflect this customer’s decision to insource one of its programs during fiscal 2013.

The gross profit percentage on Medical sales increased to 16.6% from 14.9% for the three months ended September 30, 2013 and 2012, respectively. This increase in margin percentage on Medical sales primarily reflects favorable product mix between the two periods, partially offset by the impact of increased depreciation relating to the assets of acquiredfrom Onyx in fiscal 2013.

Selling and administrative expenses relating to the Medical segment were $2.5 million and $1.5 million for the three months ended September 30, 2013 and 2012, respectively. The current year quarter includes $1.2 million of direct and allocated incremental expenses related to Onyx operations. Amortization of intangible assets was $0.6 million and $0.1 million for the three months ended September 30, 2013 and 2012, respectively. The increase relates to amortization of customer relationships and non-compete agreements acquired as part of the Onyx transaction. Medical reported operating income of $3.9 million for the quarter ended September 30, 2013 compared to operating income of $2.6 million in the prior year quarter.

Complex Systems (“CS”)

Included in the results for the Company’s Complex Systems segment for the three months ended September 30, 2013 are net sales of approximately $2.2 million resulting from the acquisition of Creonix, LLC (“Creonix”). Excluding these sales and a decrease in intercompany sales of $0.6 million, CS sales to legacy external customers for the three months ended September 30, 2013 increased $4.3 million as compared with the same quarter last year, primarily reflecting increased sales to four customers, reflecting relative increased demand for each of these customers’ products.

The gross profit percentage on CS sales increased to 10.2% for the three months ended September 30, 2013 compared to 8.9% for the three months ended September 30, 2012, primarily reflecting increased capacity utilization, partially offset by unfavorable product mix between the comparative periods.

Selling and administrative expenses relating to the CS segment were $0.8 million and $0.7 million for the three months ended September 30, 2013 and 2012, respectively. CS reported operating income of $0.9 million for the quarter ended September 30, 2013 compared to operating income of $0.4 million in the prior year quarter. Adjusted operating income was $1.1 million for the quarter ended September 30, 2013, compared to operating income of $0.4 million in the prior year quarter.

Defense & Security Systems (“DSS”)

Included in the results for the Company’s Defense and Security Systems segment for the three months ended September 30, 2013 are net sales of approximately $1.2 million resulting from the acquisition of Aydin. Excluding the fiscal year 2014 incremental sales from the acquisition of Aydin, DSS legacy sales increased approximately $1.7 million, or 11%, in the three months ended September 30, 2013 as compared with the same quarter last year, reflecting increased sonobuoy sales to foreign governments, partially offset by decreased U.S. Navy engineering sales and decreased digital compass sales in the current year quarter.

The gross profit percentage on DSS sales increased to 18.7% for the three months ended September 30, 2013 compared to 18.1% for the three months ended September 30, 2012. Gross profit percentage was favorably affected in the current year quarter by increased foreign sonobuoy sales as compared to the prior year quarter and by the accretive effect of incremental Aydin sales which carried a higher gross profit percentage during the current year quarter than the legacy business.

Selling and administrative expenses relating to the DSS segment were $1.7 million and $1.1 million for the three months ended March 31, 2013 and 2012, respectively, reflecting incremental expenses related to Aydin operations and increased business development efforts in the current fiscal quarter. The Company incurred $0.4 million and $0.3 million of internally funded research and development expenses in the three months ended September 30, 2013 and 2012, respectively. DSS reported operating income of $1.3 million for each of the quarters ended September 30, 2013 and 2012.

Liquidity and Capital Resources

As of September 30, 2013, the Company had $28.5 million borrowed and $36 million available under its credit facility, available cash and cash equivalents of $2.7 million and performance based payments received under U.S. Navy contracts in excess of the funding of production to date under those contracts of $13.4 million.

Mr. Wood commented, “Our remaining credit facility availability, coupled with the facility’s potential $35 million accordion feature continues to provide the Company with flexibility as we continue to pursue strategic acquisitions as part of our growth plan.”

Outlook

Cary Wood concluded, “The results in the first quarter, as well as those from fiscal 2013, represent the success we’ve had executing the strategic growth plan that was first developed in fiscal 2010. As Sparton implements that plan, we will continue to meet our growth expectations by focusing on new business development, internal product research and development, and acquisitions. To that end, we have experienced positive momentum from our new business development process with additional new business wins and an increased new business opportunity pipeline, increased inclusion of our inertial navigation sensors in key military projects that are in final field evaluations and continued our interest in complementary and compatible acquisitions.”

Conference Call

Sparton will host a conference call with investors and analysts on November 6, 2013 at 10:00 a.m. CDT/11:00 a.m. EDT to discuss its fiscal year 2014 first quarter financial results, provide a general business update, and respond to investor questions. To participate, callers should dial (800) 926-7891.Participants should dial in at least 15 minutes prior to the start of the call. A Web presentation link is also available for the conference call: https://www.livemeeting.com/cc/gc_min_pro_usa/join?id=4RSNBJ&role=attend

Investors and financial analysts are invited to ask questions after the presentation is made. The presentation and a replay of the call will be available on Sparton’s Web site: http://www.sparton.com in the “Investor Relations” section for up to two years after the conference call.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), Sparton Corporation has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain expenses and income, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate or add certain items of expense and income from cost of goods sold, total operating expense, other income (expense) and provision for (benefit from) income taxes. Management believes that this presentation is helpful to investors in evaluating the current operational and financial performance of our business and facilitates comparisons to historical results of operations. Management discloses this information along with a reconciliation of the comparable GAAP amounts to provide access to the detail and nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and impairment charges as well as certain gains on sales of assets, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

We exclude restructuring/impairment charges, gross profit effects of capitalized profit in inventory from acquisition and acquisition contingency settlement, and gain on sale of investment, the related tax effect of these items as well as unusual discrete tax benefits or expense because we believe that they are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.

Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization as adjusted for restructuring/impairment charges, gross profit effects of capitalized profit in inventory from acquisition and acquisition contingency settlement, and gain on sale of investment. The Company believes Adjusted EBITDA is commonly used by financial analysts and others in the industries in which the Company operates and, thus, provides useful information to investors. The Company does not intend, nor should the reader consider, Adjusted EBITDA an alternative to operating income, net income, net cash provided by operating activities or any other items calculated in accordance with GAAP. The Company’s definition of Adjusted EBITDA may not be comparable with Adjusted EBITDA as defined by other companies. Accordingly, the measurement has limitations depending on its use.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 114th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, and field service. The primary market classifications served are Navigation & Exploration, Defense & Security, Medical, and Complex Systems. Headquartered in Schaumburg, IL, Sparton currently has six manufacturing locations worldwide. Sparton’s Web site may be accessed at http://www.sparton.com.

Safe Harbor and Fair Disclosure Statement

Certain statements described in this press release are forward-looking statements within the scope of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect Sparton’s current views with respect to future events and are based on currently available financial, economic and competitive data and its current business plans. Actual results could vary materially depending on risks and uncertainties that may affect Sparton’s operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, Sparton’s financial performance and the implementations and results of its ongoing strategic initiatives. For a more detailed discussion of these and other risk factors, see Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Sparton’s Form 10-K for the year ended June 30, 2013, and its other filings with the Securities and Exchange Commission. Sparton undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SPARTON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands, except share per share amounts)

	September 30, 2013	June 30, 2013 (a)
Assets
Current Assets:
Cash and cash equivalents	$2,719	$6,085
Accounts receivable, net of allowance for doubtful accounts of $113 and $61, respectively	51,093	49,572
Inventories and cost of contracts in progress, net	55,658	46,334
Deferred income taxes	3,332	2,951
Prepaid expenses and other current assets	1,765	1,731

Total current assets	114,567	106,673
Property, plant and equipment, net	28,593	28,904
Goodwill	18,767	14,767
Other intangible assets, net	10,115	10,713
Deferred income taxes — non-current	3,800	4,075
Other non-current assets	753	790

Total assets	$176,595	$165,922

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$139	$136
Accounts payable	16,051	19,596
Accrued salaries and wages	6,741	6,329
Accrued health benefits	1,835	1,793
Performance based payments on customer contracts	13,366	20,902
Other accrued expenses	8,195	6,733

Total current liabilities	46,327	55,489
Pension liability — non-current portion	200	274
Long-term debt — non-current portion	29,867	11,403
Environmental remediation — non-current portion	2,615	2,684

Total liabilities	79,009	69,850
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, no par value; 200,000 shares authorized, none issued	—	—
Common stock, $1.25 par value; 15,000,000 shares authorized, 10,097,211 and 10,095,716 shares issued and outstanding, respectively	12,621	12,619
Capital in excess of par value	17,947	18,751
Retained earnings	68,243	65,957
Accumulated other comprehensive loss	(1,225)	(1,255)

Total shareholders’ equity	97,586	96,072

Total liabilities and shareholders’ equity	$176,595	$165,922

(a)	Derived from the Company’s audited financial statements as of June 30, 2013.

SPARTON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Dollars in thousands, except per share amounts)

	For the Three Months Ended
	September 30, 2013	September 30, 2012
Net sales	$74,198	$50,801
Cost of goods sold	62,004	42,801

Gross profit	12,194	8,000
Operating Expense:
Selling and administrative expenses	7,645	5,472
Internal research and development expenses	389	305
Amortization of intangible assets	598	102
Restructuring charges	188	—
Other operating expenses	(3)	(10)

Total operating expense, net	8,817	5,869

Operating income	3,377	2,131
Other income (expense)
Interest expense	(158)	(81)
Interest income	2	28
Other, net	172	110

Total other income (expense), net	16	57

Income before provision for income taxes	3,393	2,188
Provision for income taxes	1,107	731

Net income	$2,286	$1,457

Income per share of common stock:
Basic	$0.23	$0.14

Diluted	$0.23	$0.14

Weighted average shares of common stock outstanding:
Basic	10,072,694	10,141,612

Diluted	10,104,089	10,163,151

SPARTON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Dollars in thousands)

	For the Three Months Ended
	September 30, 2013	September 30, 2012
Cash Flows from Operating Activities:
Net income	$2,286	$1,457
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,721	479
Deferred income tax expense	(122)	339
Stock-based compensation expense	297	264
Excess tax benefit of stock-based compensation	(460)	—
Other	36	31
Changes in operating assets and liabilities:
Accounts receivable	2,715	3,846
Inventories and cost of contracts in progress	(1,299)	(3,365)
Prepaid expenses and other assets	165	14
Performance based payments on customer contracts	(7,536)	(3,285)
Accounts payable and accrued expenses	(3,098)	(2,392)

Net cash provided by (used in) operating activities	(5,295)	(2,612)
Cash Flows from Investing Activities:
Purchase of certain assets and liabilities of Aydin Displays, Inc.	(15,000)	—
Purchases of property, plant and equipment	(437)	(1,058)

Net cash used in investing activities	(15,437)	(1,058)
Cash Flows from Financing Activities:
Borrowings of long-term debt	25,500	—
Repayment of long-term debt	(7,035)	(35)
Repurchase of stock	(1,559)	(234)
Proceeds from the exercise of stock options	—	85
Excess tax benefit from stock-based compensation	460	—

Net cash provided by (used in) financing activities	17,366	(184)

Net decrease in cash and cash equivalents	(3,366)	(3,854)
Cash and cash equivalents at beginning of period	6,085	46,950

Cash and cash equivalents at end of period	$2,719	$43,096

Supplemental disclosure of cash flow information:
Cash paid for interest	$153	$86

Cash paid for income taxes	$338	$49

Supplemental disclosure of non-cash investing activities:
Accounts receivable recognized in relation to Creonix purchase consideration adjustment	$105	$—

Accounts payable recognized in relation to Aydin Displays, Inc. purchase consideration adjustment	$357	$—

SPARTON CORPORATION AND SUBSIDIARIES

SELECT SEGMENT INFORMATION

(UNAUDITED)

(Dollars in thousands)

Net sales:

	2013	2012
SEGMENT	Total	Total	% Change
Medical	$42,008	$28,059	49.7%
CS	18,265	12,347	47.9%
DSS	17,893	14,987	19.4%
Inter-company	(3,968)	(4,592)	(13.6)%

Totals	$74,198	$50,801	46.1%

Gross profit:

	2013		2012
SEGMENT	Total	GP%	Total	GP%
Medical	$6,978	16.6%	$4,194	14.9%
CS	1,868	10.2	1,096	8.9
DSS	3,348	18.7	2,710	18.1
Totals	$12,194	16.4	$8,000	15.7

Operating income:

	2013		2012
SEGMENT	Total	% of Sales	Total	% of Sales
Medical	$3,941	9.4%	$2,622	9.3%
CS	885	4.8	386	3.1
DSS	1,284	7.2	1,325	8.8
Other unallocated	(2,733)	—	(2,202)	—

Totals	$3,377	4.6	$2,131	4.2

Adjusted operating income:

	2013		2012
SEGMENT	Total	% of Sales	Total	% of Sales
Medical	$3,941	9.4%	$2,622	9.3%
CS	1,073	5.9	386	3.1
DSS	1,284	7.2	1,325	8.8
Other unallocated	(2,733)	—	(2,202)	—

Totals	$3,565	4.8	$2,131	4.2

SPARTON CORPORATION AND SUBSIDIARIES

RECONCILIATON OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(Dollars in thousands, except share data)

	For the Three Months Ended September 30, 2013			For the Three Months Ended September 30, 2012
	GAAP	Non-GAAP Adjustment	Adjusted	GAAP	Non-GAAP Adjustment	Adjusted
Net sales	$74,198	$—	$74,198	$50,801	$—	$50,801
Cost of goods sold	62,004	—	62,004	42,801	—	42,801

Gross profit	12,194	—	12,194	8,000	—	8,000
Operating Expense:
Selling and administrative expenses	7,645	—	7,645	5,472	—	5,472
Internal research and development expenses	389	—	389	305	—	305
Amortization of intangible assets	598	—	598	102	—	102
Restructuring/impairment charges	188	(188)	—	—	—	—
Other operating expenses	(3)	—	(3)	(10)	—	(10)

Total operating expense, net	8,817	(188)	8,629	5,869	—	5,869

Operating income	3,377	188	3,565	2,131	—	2,131
Other income (expense)
Interest expense	(158)	—	(158)	(81)	—	(81)
Interest income	2	—	2	28	—	28
Other, net	172	—	172	110	—	110

Total other income (expense), net	16	—	16	57	—	57

Income before provision for income taxes	3,393	188	3,581	2,188	—	2,188
Provision for income taxes	1,107	62	1,169	731	—	731

Net income	$2,286	$126	$2,412	$1,457	$—	$1,457

Income per share of common stock:
Basic	$0.23		$0.24	$0.14		$0.14

Diluted	$0.23		$0.24	$0.14		$0.14

Weighted average shares of common stock outstanding:
Basic	10,072,694		10,072,694	10,141,612		10,141,612

Diluted	10,104,089		10,104,089	10,163,151		10,163,151

SPARTON CORPORATION AND SUBSIDIARIES

RECONCILIATON OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(Dollars in thousands)

	For the Three Months Ended
	September 30, 2013	September 30, 2012
Net income	$2,286	$1,457
Interest expense	158	81
Interest income	(2)	(28)
Provision for income taxes	1,107	731
Depreciation and amortization	1,721	479
Restructuring/impairment charges	188	—

Adjusted EBITDA	$5,458	$2,720

	For the Three Months Ended September 30, 2013
	Medical	CS	DSS	Other Unallocated	Total
Operating income (loss)	$3,941	$885	$1,284	$(2,733)	$3,377
Restructuring charges	—	188	—	—	188

Adjusted operating income (loss)	$3,941	$1,073	$1,284	$(2,733)	$3,565

Depreciation/amortization	$1,237	$218	$174	$92	$1,721

	For the Three Months Ended September 30, 2012
	Medical	CS	DSS	Other Unallocated	Total
Operating income (loss)	$2,622	$386	$1,325	$(2,202)	$2,131
	—	—	—	—	—

Adjusted operating income (loss)	$2,622	$386	$1,325	$(2,202)	$2,131

Depreciation/amortization	$173	$143	$144	$19	$479